Tech/Ops Sevcon Inc.                    For release: Immediately
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS
Southborough, Mass. April 29, 2008..... Tech/Ops Sevcon, Inc. (AMEX
symbol TO) reported net income of $461,000 ($.14 per share) for the second quarter ended March 29, 2008, compared to $568,000
($.18 per share) in the prior year.

Second quarter fiscal 2008 compared to second quarter fiscal 2007

* Record revenues of $10.6 million were $0.2 million higher than last year.
* Foreign currency fluctuations raised recorded sales by 5% offset by a 3% reduction in volumes.
* The Company achieved sales volume increases in North America and Europe, but decreases in the Far East.
* Gross profit was 35.2% in the second quarter compared to 38.7% in the same quarter last year. A combination of currency fluctuations, lower volumes and sales mix reduced gross margins.
* Operating expenses decreased by $119,000 due to lower selling and engineering expense offset by currency fluctuations.
* Operating income was $635,000 compared with $898,000 in the second quarter last year. The reduction was mainly due to lower volume in the Far East partially offset by lower operating expense.
* Net income was 19% lower than last year at $461,000, despite currency gains of $233,000 net of tax.
* Fully diluted net income per share was $.14 compared to $.18 last year.

Six months year-to-date 2008 compared to 2007

* Record revenues of $20.8 million were 12% ahead of last year; volumes were 8% higher and there was a positive currency impact of 4%.
* Operating income was $1,220,000 compared with $1,102,000, an increase of 11%.
* Net income was $774,000, 18% ahead of last year. Underlying profits were lower by $158,000, offset by currency gains of $276,000, net of tax.
* Fully diluted net income per share was up 20% at $.24, compared with $.20 last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the USA, the United Kingdom, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of forklift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.




Second Quarter 2008 Financial Highlights (unaudited)
(in thousands except per share data)

                          Three months ended        Six months ended
                          ------------------        -----------------
                        March 29       March 31   March 29     March 31
                            2008           2007       2008         2007
                        --------       --------   --------     --------
Net sales                $10,560        $10,374    $20,803      $18,600
Operating income             635            898      1,220        1,102
Income before income taxes   709            875      1,191        1,009
                        --------       --------   --------     --------
Net income               $   461        $   568    $   774      $   656
                        --------       --------   --------     --------
Basic income per share   $   .14        $   .18    $   .24      $   .21
                        --------       --------   --------     --------
Diluted income per share $   .14        $   .18    $   .24      $   .21
                        --------       --------   --------     --------
Cash dividend per share  $   .03        $   .03    $   .06      $   .06
                        --------       --------   --------     --------
Average shares outstanding 3,212          3,167      3,200        3,158
                        --------       --------   --------     --------

Summarized Balance Sheet Data
(in thousands of dollars)

                                               March 29,   September 30,
                                                  2008         2007
                                               (unaudited) (derived from
                                                              audited
                                                             statements)
                                                ----------   -----------
Cash and cash equivalents                       $   832          $ 1,014
Receivables                                       9,228            8,714
Inventories                                       5,371            5,422
Prepaid expenses and other current assets         1,217              916
                                                -------     ------------
Total current assets                             16,648           16,066
Long-term assets                                  5,835            5,860
                                                -------     ------------
Total assets                                    $22,483          $21,926
                                                =======     ============

Current liabilities                             $ 7,076          $ 7,187
Liability for pension benefits                    2,188            2,244
Deferred taxes and other long-term liabilities       60               61
Stockholders' equity                             13,119           12,434
                                                -------     ------------
Total liabilities and stockholders' investment  $22,483          $21,926
                                                =======     ============